Exhibit 99.16

ISSN 1718-8369

Volume 7, number 6	February 1st, 2013
AS AT OCTOBER 31, 2012

Highlights for October 2012

❑	Budgetary revenue in October amounts to $5.1 billion, up $439 million compared to last year. Own-source revenue amounts to $3.9 billion while federal transfers stand at $1.2 billion.

❑	Program spending amounts to $5.4 billion, up $64 million compared to last year.

❑	Debt service stands at $651 million, up $35 million compared to last year.

❑	A deficit of $604 million on consolidated budgetary transactions was posted for October 2012, compared with a deficit of $1 049 million for October 2011.

❑	Taking the $72 million deposited in the Generations Fund into account, the monthly budgetary balance within the meaning of the Balanced Budget Act shows a deficit of $676 million for October 2012.

On the basis of the cumulative results as at October 31, 2012, the budget deficit, within the meaning of the Balanced Budget Act shows a deficit of $1 570 million. As announced in Budget 2013-2014 last November 20, the budget deficit objective is set at $1 500 million for fiscal year 2012-2013.

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS (millions of dollars)	(Unaudited data)

	October		April to October			2013-2014 Budget
	2011[1]	2012	2011-2012[1]	2012-2013		2012-2013		Forecast Growth %
BUDGETARY REVENUE

Own-source revenue	3 465	3 903	28 365	29 007	[2]	53 192	[2]	5.8

Federal transfers	1 242	1 243	8 760	8 708		15 705		3.0
Total	4 707	5 146	37 125	37 715		68 897		5.2

BUDGETARY EXPENDITURE

Program spending	-5 339	-5 403	-34 753	-35 516		-62 642		1.9

Debt service	-616	-651	-4 301	-4 518		-7 917		7.7
Total	-5 955	-6 054	-39 054	-40 034		-70 559		2.5

CONSOLIDATED ENTITIES[3]

Non-budget-funded bodies and special funds	136	257	601	858		462		—

Health and social services and education networks	1	-25	-35	-109		-100		—

Generations Fund	62	72	416	484		879		—
Total	199	304	982	1 233		1 241		—
Contingency reserve	—	—	—	—		-200		—

Exceptional loss – closing of the Gentilly-2 generating station	—	—	—	-1 805		-1 805		—

SURPLUS (DEFICIT)	-1 049	-604	-947	-2 891		-2 426		—

BALANCED BUDGET ACT

Deposits of dedicated revenues in the Generations Fund	-62	-72	-416	-484		-879		—

Exceptional loss – closing of the Gentilly-2 generating station[4]	—	—	—	1 805		1 805		—
BUDGETARY BALANCE WITHIN THE MEANING
OF THE BALANCED BUDGET ACT	-1 111	-676	-1 363	-1 570		-1 500		—
(1)	For comparison purposes, the data for 2011-2012 have been adjusted to reflect improvements to the estimation method of mandataries for personal income tax revenue and health services contributions.
(2)	Excluding the exceptional loss $1 805 million resulting from the closure of the Gentilly-2 nuclear power plant in 2012-2013.
(3)	The details of these transactions by type of entity are shown on page 5 of this report.
(4)

Since this is a one-time event independent of the management of the its day-to-day operations, the government announced, in Budget 2013-2014 last November 20 amendments to the Balanced Budget Act to exclude from the budgetary balance the exceptional loss of $1 805 million resulting from the closure of the Gentilly-2 nuclear power plant.

Cumulative results as at October 31, 2012

Budgetary balance

❑	For the period from April to October 2012, the budgetary balance, within the meaning of the Balanced Budget Act, shows a deficit of $1 570 million.

❑	For fiscal year 2012-2013, the forecast budget deficit is set at $1.5 billion, as stipulated in Budget 2013-2014. The following items have a particular effect on the budgetary balance during the year:

—

the additional cost of $407 million relating to payments of the solidarity tax credit during the first three months of 2012-2013, whereas no payment was made during the same period in 2011-2012, since this tax credit was only introduced on July 1, 2011. That contributes to increasing the deficit as at October 31;

—

the payment by the federal government, early in 2013, of $733 million corresponding to the first portion of the financial compensation arising from the harmonization of the Québec sales tax (QST) with the federal goods and services tax (GST). That will contribute to reducing the deficit at the beginning of 2013;

—	a contingency reserve of $200 million.

Budgetary revenue

❑	As at October 31, 2012, budgetary revenue amounts to $37.7 billion, $590 million more than as at October 31, 2011.

—	Own-source revenue stands at $29.0 billion, $642 million more than at the same date last year.

—	Federal transfers amount to $8.7 billion, $52 million less than as at October 31, 2011.

Budgetary expenditure

❑	Since the beginning of the fiscal year, budgetary expenditure amounts to $40.0 billion, an increase of $980 million, or 2.5%, compared to last year.

—	For the first seven months of the fiscal year, program spending rose by $763 million, or 2.2%, and stands at $35.5 billion.

—	The most significant changes are in the Health and Social Services ($519 million) and Administration and Justice ($166 million) missions.

—	In comparison, the budget of last November 20 stipulates program spending growth of 1.9% for 2012-2013.

—	Debt service amounts to $4.5 billion, up $217 million or 5.0% compared to last year.

Consolidated entities

❑	As at October 31, 2012, the net results of consolidated entities show a surplus of $1 233 million. These results include:

—	a surplus of $858 million for special funds and non-budget-funded bodies;

—	a $109-million deficit for the health and social services and the education networks;

—	revenue dedicated to the Generations Fund of $484 million.

Net financial requirements

❑

As at October 31, 2012, consolidated net financial requirements stand at $4.0 billion, a decrease of $0.7 billion compared to last year. Financial requirements reflect the current budget deficit as well as the variation, from one year to the next, in receipts and disbursements made in the course of the government’s operations.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS (millions of dollars)	(Unaudited data)

	October			April to October
	2011[1]	2012	Change	2011-2012[1]	2012-2013		Change
BUDGETARY REVENUE

Own-source revenue	3 465	3 903	438	28 365	29 007	[2]	642

Federal transfers	1 242	1 243	1	8 760	8 708		-52
Total	4 707	5 146	439	37 125	37 715		590

BUDGETARY EXPENDITURE

Program spending	-5 339	-5 403	-64	-34 753	-35 516		-763

Debt service	-616	-651	-35	-4 301	-4 518		-217
Total	-5 955	-6 054	-99	-39 054	-40 034		-980

CONSOLIDATED ENTITIES[3]

Non-budget-funded bodies and special funds	136	257	121	601	858		257

Health and social services and education networks	1	-25	-26	-35	-109		-74

Generations Fund	62	72	10	416	484		68
Total	199	304	105	982	1 233		251
Exceptional loss – Closing of Gentilly-2 nuclear generating station	—	—	—	—	-1 805		-1 805
SURPLUS (DEFICIT)	-1 049	-604	445	-947	-2 891		-1 944

Consolidated non-budgetary requirements	1 256	-286	-1 542	-3 754	-1 073		2 681

CONSOLIDATED NET FINANCIAL REQUIREMENTS	207	-890	-1 097	-4 701	-3 964		737
(1)	For comparison purposes, the data for 2011-2012 have been adjusted to reflect improvements to the estimation method of mandataries for personal income tax revenue and health services contributions.
(2)	Excluding the exceptional loss $1 805 million resulting from the closure of the Gentilly-2 nuclear power plant in 2012-2013.
(3)	The details of these transactions by type of entity are shown on page 5 of this report.

GENERAL FUND REVENUE (millions of dollars)	(Unaudited data)

	October			April to October
Revenue by source	2011[1]	2012	Change %	2011-2012[1]	2012-2013		Change %
Own-source revenue excluding government enterprises

Income and property taxes

Personal income tax	1 024	1 016	-0.8	10 697	10 485		-2.0

Contributions to Health Services Fund	477	609	27.7	3 544	3 798		7.2

Corporate taxes	224	316	41.1	1 979	1 855		-6.3

Consumption taxes	1 295	1 428	10.3	8 628	9 470		9.8

Others sources	144	210	45.8	1 155	1 135		-1.7
Total own-source revenue excluding government enterprises	3 164	3 579	13.1	26 003	26 743		2.8

Revenue from government enterprises	301	324	7.6	2 362	2 264	[2]	-4.1
Total own-source revenue	3 465	3 903	12.6	28 365	29 007		2.3

Federal transfers

Equalization	651	616	-5.4	4 558	4 312		-5.4

Protection payment	31	30	-3.2	215	211		-1.9

Health transfers	379	393	3.7	2 644	2 795		5.7

Transfers for post-secondary education and other social programs	123	121	-1.6	860	873		1.5

Other programs	58	83	43.1	483	517		7.0
Total federal transfers	1 242	1 243	0.1	8 760	8 708		-0.6
BUDGETARY REVENUE	4 707	5 146	9.3	37 125	37 715		1.6
(1)	For comparison purposes, the data for 2011-2012 have been adjusted to reflect improvements to the estimation method of mandataries for personal income tax revenue and health services contributions.
(2)	Excluding the exceptional loss $1 805 million resulting from the closure of the Gentilly-2 nuclear power plant in 2012-2013.

GENERAL FUND EXPENDITURE (millions of dollars)	(Unaudited data)

	October			April to October
Expenditures by mission	2011	2012	Change %	2011-2012	2012-2013	Change %
Program spending

Health and Social Services	2 615	2 511	-4.0	16 795	17 314	3.1

Education and Culture	1 484	1 505	1.4	9 028	9 175	1.6

Economy and Environment	526	533	1.3	3 245	3 130	-3.5

Support for Individuals and Families	503	518	3.0	3 534	3 580	1.3

Administration and Justice	211	336	59.2	2 151	2 317	7.7
Total program spending	5 339	5 403	1.2	34 753	35 516	2.2
Debt service	616	651	5.7	4 301	4 518	5.0
BUDGETARY EXPENDITURE	5 955	6 054	1.7	39 054	40 034	2.5

DETAILED INFORMATION ON THE TRANSACTIONS OF CONSOLIDATED ENTITIES (millions of dollars)	(Unaudited data)

	October 2012
	Special funds	Generations Fund	Specified purpose accounts	Transfers (expenditures) related to the tax system	Non-budget- funded bodies	Health and education networks[1]	Total	Consolidation adjustments[2]	Total
REVENUE	803	72	41	743	1 999	—	3 658	-1 829	1 829

EXPENDITURE

Expenditure	-585	—	-41	-743	-1 703	-25	-3 077	1 741	-1 336

Debt service	-163	—	—	—	-114	—	-277	88	-189

TOTAL	-728	—	-41	-743	-1 817	-25	-3 354	1 829	-1 525
RESULTS	75	72	—	—	182	-25	304	—	304

	April to October 2012
	Special funds	Generations Fund	Specified purpose accounts	Transfers (expenditures) related to the tax system	Non-budget- funded bodies	Health and education networks[1]	Total	Consolidation adjustments[2]	Total
REVENUE	5 454	484	486	3 308	12 997	—	22 729	-12 529	10 200

EXPENDITURE

Expenditure	-3 743	—	-486	-3 308	-12 023	-109	-19 669	11 944	-7 725

Debt service	-1 070	—	—	—	-757	—	-1 827	585	-1 242

TOTAL	-4 813	—	-486	-3 308	-12 780	-109	-21 496	12 529	-8 967
RESULTS	641	484	—	—	217	-109	1 233	—	1 233
(1)	The results of the networks are presented according to the modified equity accounting method.
(2)	Consolidation adjustments include the elimination of program spending of the general fund.

For more information, contact the Direction des communications of the Ministère des Finances et de l’Économie at 418 528-9323.

The report is also available on the Ministère des Finances et de l’Économie website: www.finances.gouv.qc.ca.

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